Exhibit 99.1

Company Contact:	Investor Relations Contact:
Mr. Leo Wang	Mr. Crocker Coulson
Vice President, Finance	President
China Wind Systems, Inc.	CCG Investor Relations
Tel: +1-917-455-7735	Tel: +1-646-213-1915 (NY Office)
E-mail: leo.wang@chinawindsystems.com	E-mail: crocker.coulson@ccgir.com
Website: www.chinawindsystems.com	Website: www.ccgir.com

FOR IMMEDIATE RELEASE

China Wind Systems, Inc. Signs Letter of Intent to Supply Wind Power Components to Hangzhou Advance Gearbox Group Co. Ltd.

Wuxi, Jiangsu Province, China - September 8, 2008 - China Wind Systems, Inc. (OTC Bulletin Board: CWSI.OB) (“China Wind Systems” or the “Company”), which supplies forged rolled rings to the wind power and other industries and industrial equipment to the textile and energy industries in China, today announced that it has signed a letter of intent to supply shafts and gear rims for use in 1.5 megawatt (MW) gearboxes to Hangzhou Advance Gearbox Group Co. Ltd (Hangzhou Advance Gearbox Group) —one of the top three gearbox manufacturers in China.

Under the terms of the agreement, China Wind Systems will complete two shafts and five gear-rim prototypes based on Hangzhou Advance Gearbox Group’s technical specifications. Upon successfully passing the inspection phase, Hangzhou Advance Gearbox Group is expected to purchase shafts and gear rims from China Wind Systems in 2009 for use in its 1.5 MW gearboxes. Hangzhou Advance Gearbox Group’s current manufacturing capability is 500 gearboxes per year, and total tonnage of shafts and gear rims in a gearbox is approximately 30-35 tons. The current average selling price per ton of forged products in a gearbox is RMB 15,000 (approximately $2,195). Orders under the LOI are contingent on successful delivery of the prototypes and subject to negotiation as to pricing, quantities and terms of delivery.

“We look forward to fulfilling Hangzhou Advance Gearbox Group’s need for precision wind components by supplying the company with high-quality shafts and gear rims. We are very pleased with our progress in transitioning to a wind-power components manufacturer, and hope to enter into more purchase agreements as we complete our trial production phase,” said Mr. Jianhua Wu, chairman and CEO of China Wind Systems. “Forged products sales are expected to exceed $9.0 million, which is approximately 50% of projected total revenues in the fourth quarter of 2008. In addition, we are also currently in talks with a number of potential customers and feel confident that we will secure more orders in the coming months. This could boost sales of our forged products for use in the wind power industry to $40 million in 2009, which will account for more than 50% of our total revenues,” Mr. Wu said.

About China Wind Systems, Inc.

China Wind Systems supplies forged rolled rings to the wind power and other industries and industrial equipment to the textile and energy industries in China. With its newly finished state-of-the-art production facility, the Company is expected soon to significantly increase its shipment of high-precision rolled rings and other essential components primarily to the wind power and other industries. For more information on the Company, visit http://www.chinawindsystems.com. Information on the Company’s Web site or any other Web site does not constitute a portion of this release.

Safe Harbor Statement

This release contains certain "forward-looking statements" relating to the business of the Company and its subsidiary companies. These forward looking statements are often identified by the use of forward-looking terminology such as "believes, expects" or similar expressions. Such forward looking statements involve known and unknown risks and uncertainties that may cause actual results to be materially different from those described herein as anticipated, believed, estimated or expected. Investors should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company’s actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed in the Company’s periodic reports that are filed with the Securities and Exchange Commission and available on its website (www.sec.gov). All forward-looking statements attributable to the Company or to persons acting on its behalf are expressly qualified in their entirety by these factors other than as required under the securities laws. The Company does not assume a duty to update these forward-looking statements.

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